EXHIBIT 99




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                       WHISPERING OAKS INTERNATIONAL, INC.

                               Shares Common Stock

        THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares of the common stock of Whispering Oaks International, Inc. (the "Company") which may be issued pursuant to certain employee incentive plans adopted by the Company and shares issued to two consultants for services provided to the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock.

      Persons who may receive shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus, as well as the two consultants, are referred to as the "Selling Shareholders".

      The Company has a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      The Company's common stock is quoted on the OTC Bulletin Board under the symbol "BOCX." On May __, 2003 the closing bid price for one share of the Company's common stock was $____.

                   The date of this Prospectus is May __, 2003.

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      None of the proceeds from the sale of the Shares by the Selling
Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                              AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, reports and other information concerning the Company can be inspected at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

      Requests should be directed to:

                       Whispering Oaks International, Inc.
                           7080 River Road, Suite 215
                       Richmond, British Columbia V6X 1X5
                                 (866) 884-8669
                              Attention: Secretary

      The following documents filed with the Commission by the Company (Commission File No. 0-26947) are hereby incorporated by reference into this
Prospectus:

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(1) Amended Annual Report on Form 10-KSB for the year ended December 31, 2002.
(2) Quarterly Report on Form 10-QSB for three months ended March 31, 2003.

      All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



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                                TABLE OF CONTENTS
                                                                       PAGE

THE COMPANY...................................................

RISK FACTORS .................................................

COMPARATIVE SHARE DATA .......................................

USE OF PROCEEDS ..............................................

SELLING SHAREHOLDERS .........................................

PLAN OF DISTRIBUTION .........................................

DESCRIPTION OF COMMON STOCK ..................................

EXPERTS.......................................................

GENERAL ......................................................



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                                   THE COMPANY

The Company develops products which are used to detect cancer. Accurate and timely diagnosis is the vital first step in managing cancer. The cancer diagnostics market is presently estimated at $4 billion per year.

A principal goal of cancer research is to differentiate cancer cells from healthy cells. One way to achieve this goal is to detect molecules (markers) that are present on cancer cells but not on healthy cells. The Company's technology relates to the RECAF(TM) marker, which can be used in blood and tissue tests to determine if a patient has cancer. These tests can also be used on a regular basis for the early detection of recurring cancer, thereby allowing a more effective treatment of cancer patients. The RECAF(TM) marker has been found in all tissues studied, including breast, lung, stomach and prostate.

The Company's cancer detection kit for tissues (Histo-RECAF(TM)) stains cancer cells thereby allowing a pathologist to easily see the cancer cells with the use of a microscope.

In August 2001, the Company received approval for its Histo-RECAF(TM) kit from Canada's Health Products and Food Branch division under License No. 31198. In January 2003 the Company was advised by the FDA that its Histo-RECAF(TM) test kit was classified as a Class I medical device. This classification allows the Company to sell its Histo- RECAF(TM) kits in the United States.

The Company offers its Histo- RECAF(TM) kits at a price in the range of U.S. $400 per kit.

In May, 2002 the Company appointed Somagen Diagnostics as its sole distributor for Canada. In November 2002 Somagen purchased ten Histo-RECAF(TM) kits for marketing purposes. Somagen is marketing the Company's Histo-RECAF(TM) test kit through its internal sales force. As of April 30, 2003 Somagen had not sold any Histo-RECAF(TM) test kits

In July, 2002 the Company signed a supply and distribution agreement with P2000 Comercializcao de Produtos Farmaceuticos SA ("P2000"), a privately-held Portuguese corporation specializing in the marketing and distribution of pharmaceutical and diagnostic products. In November 2002 P2000 applied to Invamed, the agency responsible for the regulation of drug and pharmaceutical products in Portugal, for approval to market the Histo-RECAF(TM) test kit. It is not known when Invamed will approve the Histo-RECAF(TM) test kit for sale in Portugal.

In August, 2002 the Company entered into an agreement with Aperio Technologies, Inc. (Vista California, USA) to automate the detection of the Company's Histo-RECAF(TM) test kit. The Aperio technology has the ability to digitize and automate viewing of stained microscope slides used extensively in histology practice. The Company believes that the histology market, where Histo-RECAF(TM) is marketed, is moving away from slide viewing using conventional microscopes to imaging systems that allow remote viewing. The Company believes that the move towards simplification of testing and reading of tissue slide staining is likely to impact sales of the Histo-RECAF(TM) test kit positively as more imaging

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systems are installed and the market becomes educated as to the advantages of digitization and automated slide reading. As of April 30, 2003 the Company has not sold any Histo-RECAF(TM) test kits using the Aperio Technologies' system.

      As of April 30, 2003 the Company did not have any useable Histo-Recaf kits in inventory and did not have the funds required to manufacture any Histo-Recaf kits for sale. If sufficient funding is obtained (approximately $250,000) the Company plans to use Pacific BioSciences Research Centre (a corporation controlled by and officer and director of the Company) to manufacture Histo-Recaf kits for future sale. The Company expects that the manufacturing cost will be approximately $50 per kit. The Company may use a third party to manufacture the kits if future sales justify producing the kits in large quantities.

      The Company has also developed the Cryo-RECAF(TM) diagnostic kit, which is designed for use by pathologists as an aid in the diagnosis of cancer during surgery, since, in many cases, the determination as to whether cancer cells are benign or malignant is still not clear at the time of surgery. With the Cyro-RECAF(TM) kit, during surgery, the surgeon removes a portion of the tumor and, while the patient is still under anesthesia, the material is frozen in an ice block. The ice block is then cut into thin slices that can be seen under the microscope and thereby allows the pathologist to determine if the cancer cells are benign or malignant. Using this information, the surgeon is then able to determine the proper procedures to be used while the patient is still in the operating room. The results of the Cryo-RECAF(TM) test are available within 15 minutes. The Company has not applied to the FDA, Canada's Health Products and Food Branch, or any other regulatory authority for permission to sell the Cyro-RECAF(TM) kit on a commercial basis.

      Since March 2002, the Company has been working on the development of a screening assay, based upon the Company's RECAF(TM) technology, which can detect multiple cancers from a blood (serum) sample. The potential market for a serum assay is hard to define, but market statistics confirm that there are over 100 million serum tumor marker (screening) tests performed every year. However, most of the assays are specific to a particular cancer and suffer from poor sensitivity and specificity. If sufficient funds are available ($300,000 to $500,000) the Company plans to complete the development of a prototype assay. If the Company is successful in developing this assay, the Company will attempt to license the assay technology to pharmaceutical firms that have the financial capability to complete the research and clinical trials necessary to obtain clearance from the FDA and other regulatory authorities for the commercial sale of the assay.

BioLargo Technologies, Inc.

      At December 31, 2001 the Company had a 51% interest in BioLargo Technologies, Inc. ("BioLargo"). BioLargo has patented technology that combines super-absorbent fibers with an iodine which becomes active when wet. This composite material, known as I2ABSORB, is able to contain, absorb, deodorize and neutralize various biohazardous materials including blood specimens, incontinence pad, diapers, wound dressings, food package liners and surgical drapes. Recently adopted U.S. Department of Transportation regulations require the use of an absorbent between containers holding biohazardous materials and outside packaging.

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    On June 28, 2002, the Company entered into an option agreement with Turtle
Dove Resources, Inc. ("Turtle"), which gave Turtle the option to acquire 9,000,001 of the 10,000,001 shares of BioLargo's common stock owned by the Company. The Company's investment in BioLargo as of June 28, 2002, was approximately $128,000. Prior to November 30, 2002, the Company sold 3,150,000 of its BioLargo shares to Turtle for $180,266. Subsequent to September 30, 2002 Turtle's option expired. In November 2002 the Company sold 900,000 shares of BioLargo to Eastern Capital Corp. for $50,000. As of April 30, 2003 the Company did not have an agreement with any person to sell its remaining BioLargo shares.

      The Company plans to seek shareholder approval to change the name of the Company to BioCurex Inc. In anticipation of this name change the Company filed an Assumed Name Certificate with the Secretary of State of Texas on March 12, 2001 to conduct business under the name "BioCurex Inc."

      The Company's executive offices are located 7080 River Road, Suite 215, Richmond, British Columbia V6X 1X5. The Company's telephone number is (866) 884-8669 and its fax number is (866) 437-2277.

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of the Company.

History of Losses: The Company has never earned a profit. As of March 31, 2003 the Company's accumulated deficit was approximately $(3,210,000). The Company expects to incur additional losses for an indefinite period. In August 2001, the Company received approval for its Histo-RECAF(TM) cancer detection kit from Canada's Health Products and Food Branch division. As of January 31, 2003 the Company had not sold any of its Histo-RECAF(TM) test kits, other than ten Histo-RECAF(TM) kits which were purchased by a distributor for marketing purposes. No assurance can be given that the Company's products will be manufactured and marketed successfully, or that the Company will ever earn a profit.

Offering Proceeds - Need for Additional Capital. This offering is being made on behalf of certain selling shareholders. The Company will not receive any proceeds from the sale of the shares offered by the selling shareholders. Clinical and other studies necessary to obtain approval of the Company's Products can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration ("FDA"), involve significant costs. The Company will need additional capital in order to fund the costs of future studies, related research, and general and administrative expenses. The Company may be forced to delay or postpone research, development and marketing expenditures if the Company is unable to secure adequate sources of funds. There can be no assurance that the Company will be able to obtain any additional funding which it may require. The Company anticipates that the capital requirements for the year ended December 31, 2003 will be approximately $3,105,000.

      As of May 15, 2003 the Company did not have any useable Histo-Recaf kits in inventory and did not have the funds required to manufacture any Histo-Recaf kits for sale. If sufficient funding is obtained (approximately $250,000) the Company plans to use Pacific Biosciences Research Centre (a corporation controlled by an officer and director of the Company) to manufacture Histo-Recaf kits for future sale.

Limited Operations: The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the start up of new businesses and the particular problems associated with pharmaceutical companies.

No Assurance of Regulatory Approvals: The testing, manufacturing, and/or marketing of the Company's cancer detection products will be subject to regulation by numerous governmental authorities in the United States and in other countries, including, but not limited to, the FDA. Among other requirements, FDA approval of the Company's manufacturing processes and facilities used by the Company will be required before the Company's cancer detection kits may be marketed in the United States. There can be no assurance that the Company's manufacturing facilities will be accepted by the FDA. The process required by European regulatory authorities before the Company's cancer detection kit can be marketed in Europe are similar to those in the United States. As with the FDA review process, there are numerous risks associated with the review of medical devices by foreign regulatory agencies. Additional data may be requested by foreign regulatory agencies to demonstrate the clinical safety and efficacy of a product, or to confirm the comparable performance of materials produced by a changed manufacturing process or at a changed manufacturing site

      The Company's research and development efforts have lately focused on the development of a screening assay which can detect multiple cancers from a blood (serum) sample. The Company's serum-based screening assay has not been approved by the FDA. Although the FDA approval is only required for the United States market, the Company believes FDA approval will add credibility when negotiating with overseas distributors. In order to obtain FDA approval of a product the Company must demonstrate to the satisfaction of the FDA that such product is safe and effective for its intended uses and that the Company is capable of manufacturing the product with procedures that conform to the FDA's regulations, which must be followed at all times. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delay. There can be no assurance that such approvals will be granted to the Company on a timely basis, or at all.

      In addition to delays in review and approval of the Company's serum-based screening assay (assuming this product can be successfully developed), delays or rejection may also be encountered based upon changes in applicable law or regulatory policy during the period of regulatory review. Any failure to obtain, or any delay in obtaining FDA approvals would adversely affect the ability of the Company to market its serum-based screening assay. Moreover, even if FDA approval is granted, such approval may include significant limitations on indicated uses for which the product could be marketed.

      Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market.

Cost Estimates: The Company's estimates of the costs associated with its proposed research, development and marketing activities may be substantially lower than the actual costs of these activities. If the Company's cost estimates are incorrect, the Company will need additional funding for its research and marketing efforts.

Technological Change: The field in which the Company is involved is undergoing rapid and significant technological change. The successful marketing of the Company's cancer detection kit will depend on its ability to be in the technological forefront of this field. There can be no assurance that the Company will achieve or maintain such a competitive position or that other technological developments will not cause the Company's proprietary technologies to become uneconomical or obsolete.

Patents: Certain aspects of the Company's technologies are covered by U.S. patents. In addition, the Company has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford the Company. Disputes may arise between the Company and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that the Company will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to the Company. The scope and validity of such patents, if any are presently unknown. Also, as far as the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

Dependence on Management: The Company is dependent upon the services and experience of its officers. The loss of the services of any officer could adversely affect the conduct of the Company's business.

Potential Issuance of Additional Shares: As of May 15, 2003, the Company had 22,360,585 outstanding shares of common stock. As of May 15, 2003, there were outstanding options, warrants and convertible notes which would allow the holders of these securities to purchase 13,643,963 additional shares of the Company's common stock. The Company may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See "Comparative Share Data".

The issuance or even the potential issuance of shares upon exercise of the options or warrants will have a dilutive impact on other stockholders and could have a negative effect on the market price of the Company's common stock.

Limited Market for Common Stock: There is, at present, only a limited market for the Company's common stock and there is no assurance that this market will continue. Trades of the Company's Common Stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for the Company's common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

Dividends: The payment of dividends on the common stock rests with the discretion of the Board of Directors. Payment of dividends is contingent upon, among other things, future earnings, if any, and the financial condition of the Company, capital requirements, general business conditions, and other factors which cannot now be predicted. There can be no assurance that the future operations of the Company will be profitable or that dividends will ever be paid by the Company

                             COMPARATIVE SHARE DATA

      As of May 15, 2003, the Company had 22,360,585 outstanding shares of common stock. The following table lists additional shares of the Company's common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                            Number of    Note
                                                             Shares    Reference

   Shares issuable upon exercise of Non-Qualified Stock options granted, or which may be granted, to the Company's officers,
   directors, employees and consultants.                    10,805,000     A

   Shares issuable pursuant to Stock Bonus Plan              3,443,750     B

   Shares issuable upon exercise of options and warrants
   granted to the Company's officers, directors, employees,
   financial consultants and private investors               4,946,638     C

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   Shares issuable upon conversion of notes and exercise
   of warrants                                               6,947,325     D.

A. As of May 15, 2003 the Company had granted options to purchase 3,445,000 shares of its common stock pursuant to its Non-Qualified Stock Option Plan. Options for the purchase of 1,695,000 had been exercised as of May 15, 2003. See "Selling Shareholders" for information concerning the terms of the Company's outstanding options.

B. As of May 15, 2003, the Company had issued 2,056,000 shares of common stock pursuant to its Stock Bonus Plan. Up to 1,400,000 of these shares are being offered for sale by means of this prospectus. See "Selling Shareholders".

C. Options and warrants in this category were not granted pursuant to the Company's Non-Qualified Stock Option Plan. Options and warrants are exercisable at price between $0.05 and $1.00 per share and expire between December 31, 2003 and December 5, 2005.

D. During the four months ended April 30, 2003 the Company sold convertible notes in the principal amount of $430,860 to seven private investors. The notes bear interest at 5% per year and are due and payable five years from the respective dates of the notes. The note holders also received warrants to collectively purchase 1,693,111 shares of the Company's common stock at prices between $0.08 and $0.38 per share. The warrants expire at various dates between January 17 and March 27, 2005. Each note may at the option of the holder be converted at any time into shares of the Company's common stock. The number of shares to be issued upon the conversion of any note is equal in number to the amount determined by dividing the principal amount to be converted by the Conversion Price. The Conversion Price was separately negotiated for each note and ranges between $0.05 and $0.23. If all notes were converted the Company would be obligated to issue an additional 2,627,107 shares of common stock. For every share issued upon conversion the note holders will receive warrants to purchase one additional share of common stock. The exercise price of these warrants varies between $0.05 and $0.25 per share. If all notes were converted, the Company would be obligated to issue warrants which would allow the holders to purchase 2,627,107 additional shares of the Company's common stock.

                                 USE OF PROCEEDS

      All of the shares offered by this Prospectus are being offered by certain owners of the Company's common stock (the Selling Shareholders) and were issued by the Company in connection with the Company's Non-Qualified Stock Option or Stock Bonus Plans or were issued to consultants for services rendered. None of the proceeds from the sale of the shares offered by this Prospectus will be received by the Company Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

      The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by the Company. The Company has a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows. The Plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock.

      Non-Qualified Stock Option Plan. The Company's Non-Qualified Stock Option Plan authorizes the issuance of up to 12,500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Company's Board of Directors.

      Stock Bonus Plan. The Company's Stock Bonus Plan allows for the issuance of up to 5,500,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.
Summary

      The following sets forth certain information as of May 15, 2003 concerning the stock options and stock bonuses granted by the Company pursuant to the Plans. Each option represents the right to purchase one share of the Company's common stock.

                        Total                                        Remaining
                       Shares                               Shares    Options/
                     Reserved     Options     Options    Issued As      Shares
Name of Plan        Under Plans   Granted   Exercised  Stock Bonus   Under Plans

Non-Qualified Stock
  Option Plan      12,500,000  3,445,000   1,695,000          N/A    9,055,000
Stock Bonus Plan    5,500,000        N/A         N/A    2,056,250    3,443,750

      The following table summarizes the options and stock bonuses granted to the Company's officers, directors, employees and consultants pursuant to the Plans:Non-Qualified Stock Options

                        Options       Exercise  Expiration    Options Exercised
Name                    Granted       Price (1) Date (2)     as of  May 15, 2003
----                    -------       --------- ----------   -------------------

Ricardo Moro           500,000         $0.07    11/01/04           500,000
Gerald Wittenberg      500,000         $0.07    11/01/04           500,000
Phil Gold              130,000         $0.07    11/01/04           130,000
Shelly Singhal       1,000,000         (3)           (3)                --
Consultant             600,000         $0.17    06/12/03                --

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Other employees and
  consultants          715,000         $0.07    11/01/04           565,000
                     ---------
                     3,445,000

(1) On December 5, 2002 the Company's Board of Directors approved a resolution lowering the exercise price of these options from $1.00 to $0.07. The Company's directors authorized the repricing of the options since the exercise price of the options prior to their repricing was substantially in excess of the market price of the Company's common stock on the repricing date and as a result the options no longer served as an effective incentive to the holders of the options

(2) The options may expire on earlier dates as the result of the termination of the option holder's employment or other association with the Company.

(3) On May 6, 2003 the Company entered into a consulting agreement with First Securities USA, Inc., which provides that First Securities will provide advice to the Company concerning corporate structure, mergers, acquisitions, related business combinations, marketing and policies and procedures.

      The consulting services will be provided by Shelly Singhal, an employee of First Securities, and as a result Ms. Singhal will receive any shares issuable upon the exercise of these options.

As  consideration for these consulting services, the Company granted First
    Securities:

o An option to purchase up to 1,000,000 shares of the Company's common stock, exercisable at mutually agreeable prices prior to exercise; and
o At the election of the Company, an option to purchase up to an additional 3,000,000 shares of the Company's common stock, exercisable at mutually agreeable prices prior to exercise.

Stock Bonuses

      As of May 15, 2003 the Company had issued shares of its common stock pursuant to its Stock Bonus plan to the following persons:

      Name                       Date             Shares
      ----                       ----             -------

      Dr. Ricardo Moro          3/12/03           100,000
      Dr. Gerald Wittenberg     3/12/03           100,000
      Dr. Ricardo Moro          4/23/03           700,000
      Dr. Gerald Wittenberg     4/23/03           700,000
      Consultants               various           456,250
                                                ---------
                                                2,056,250
                                                =========

Selling Shareholders

      Officers, directors and affiliates of the Company who may acquire shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

      The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.
                                                          Number of
                                                          Shares to
                       Number of    Number of Shares    be Beneficially
                        Shares        Being Offered     owned on Com-    Percent
Name of Selling       Beneficially  Option     Bonus    pletion of the    of
Shareholder             Owned      Shares(1) Shares(2)     Offering      Class
---------------       ------------ --------  --------   ---------------  -------

Ricardo Moro-Vidal1,400,000       350,000    700,000       350,000        1.6%
Gerald Wittenberg 1,919,000       350,000    700,000       869,000        3.9%
Shelly Singhal           --     1,000,000         --            --          --

* Less than 1%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(2)  Represents shares granted as a stock bonus.

     To allow the Selling Shareholders to sell their shares when they deem appropriate, the Company has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/ dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/ dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

      Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market makers in the Company's Common Stock, the market price of such stock could be adversely affected. See "RISK FACTORS".

                                DESCRIPTION OF SECURITIES

      The Company is authorized to issue 125,000,000 shares of common stock. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed, which allows the holders of a majority of the outstanding common stock to elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for the payment of dividends and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares issued by the Company

      The shares of common stock offered by this prospectus are fully paid and non-assessable.

Transfer Agent

            Securities Transfer Corp.
            2591 Dallas Parkway
            Suite 102
            Frisco, Texas  75034
            Telephone Number (469)-633-0101
            Facsimile Number (469)-633-0088

                                LEGAL PROCEEDINGS

      The Company is not involved in any pending or threatened legal proceeding.

                                     EXPERTS

      The financial statements as of December 31, 2002, incorporated by reference in this prospectus from the Company's annual report on Form 10-KSB for the year ended December 31, 2002, have been audited by Stonefield Josephson, Inc., independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of Stonefield Josephson, Inc. given upon their authority as experts in accounting and auditing.

      Effective May 2, 2001 the Company retained Merdinger, Fruchter, Rosen & Corso, P.C. ("Merdinger, Fruchter") to act as the Company's independent certified public accountants. In this regard, Merdinger, Fruchter replaced Scott
W. Hatfield as the Company's independent certified public accountant. The Company replaced Mr. Hatfield with Merdinger, Fruchter as a result of the change in the Company's management and the relocation of the Company's offices from Texas to California. Mr. Hatfield audited the Company's financial statements for the fiscal years ended December 31, 1999 and 2000. The report of Mr. Hatfield for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, the report of Mr. Hatfield for these fiscal years was qualified with respect to uncertainty as to the Company's ability to continue as a going concern. During the Company's two most recent fiscal years and subsequent interim period ending May 2, 2001, there were no disagreements with Mr. Hatfield on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Mr. Hatfield would have caused him to make reference to such disagreements in his report.

      The Company has authorized Mr. Hatfield to discuss any matter relating to the Company and its operations with Merdinger, Fruchter.

      The change in the Company's auditors was recommended and approved by the board of directors of the Company. The Company does not have an audit committee.

      During the two most recent fiscal years and subsequent interim period ending May 2, 2001, the Company did not consult Merdinger, Fruchter regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

      Effective August 6, 2002, Merdinger, Fruchter, Rosen & Company, P.C., the firm which audited the Company's financial statements for the fiscal year ended December 31, 2001, was dismissed and replaced by Stonefield Josephson, Inc. ("Stonefield Josephson") to act as the Company's independent certified public accountants. The reports of Merdinger, Fruchter, Rosen & Company, P.C. for the fiscal year did not contain an adverse opinion, or disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles. However, the report of Merdinger, Fruchter, Rosen & Company, P.C. for the fiscal year was qualified with respect to uncertainty as to the Company's ability to continue as a going concern. During the Company's most recent fiscal year and subsequent interim period ended August 6, 2002 there were no disagreements with Merdinger, Fruchter, Rosen & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Merdinger, Fruchter, Rosen & Company, P.C. would have caused it to make reference to such disagreements in its reports.

      The change in the Company's auditors was recommended and approved by the board of directors of the Company.

      During the two most recent fiscal years and subsequent interim period ending August 6, 2002, the Company did not consult with Stonefield Josephson regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

                                     GENERAL

      The Texas Corporation Law provides that the Company may indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

      No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of L.A.M. since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

      All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 PLAN PROSPECTUS

                      Whispering Oaks International, Inc.
                           7080 River Road, Suite 215
                       Richmond, British Columbia V6X 1X5
                                 (866) 884-8669

                                  Common Stock

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares of the common stock of the Company (the "Company") issuable pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. The employee incentive plans benefit the Company by giving selected employees and other persons having a business relationship with the Company a greater personal interest in the success of the Company.

      Shares of common stock reserved under the Company's Non-Qualified Stock Option Plan are offered to those persons who hold options (or may in the future hold options) to purchase such shares granted by the Company pursuant to its Non-Qualified Stock Option Plan.

      Shares of common stock reserved under the Stock Bonus Plan are offered to those persons granted shares of Common Stock pursuant to the Company's Stock Bonus Plans.

      This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

                   The date of this Prospectus is May __, 2003.

    The Company's Non-Qualified Stock Option Plan and Stock Bonus Plan are sometimes collectively referred to in this Prospectus as "the Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

      Offers or resales of shares of Common Stock acquired under the Plan by "affiliates" of the Company are subject to certain restrictions under the Securities Act of l933. See "RESALE OF SHARES BY AFFILIATES".

      No person has been authorized to give any information, or to make any representations, other than those contained in this Prospectus, in connection with the shares offered by this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offering in any state or jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

      The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "BOCX".

With respect to the Company's Plans, the shares to which this prospectus relates will be sold from time to time by the Company when and if options granted pursuant to the Plans are exercised. In the case of shares issued by the Company pursuant to the Stock Bonus Plan, the shares will be deemed to be sold when the shares have been granted by the Company

                             TABLE OF CONTENTS

                                                                    Page
AVAILABLE INFORMATION.................................................4

DOCUMENTS INCORPORATED BY REFERENCE...................................4

GENERAL INFORMATION...................................................4

NON-QUALIFIED STOCK OPTION PLAN.......................................8

STOCK BONUS PLAN.....................................................10

OTHER INFORMATION REGARDING THE PLANS................................10

ADMINISTRATION OF THE PLANS..........................................11

RESALE OF SHARES BY AFFILIATES.......................................12

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLANS....................12

DESCRIPTION OF COMMON STOCK..........................................12

EXPERTS..............................................................12

EXHIBITS:

    Each Plan referred to in this Prospectus.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information concerning the Company can be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

All documents incorporated by reference, as well as other information concerning the Plans, other than exhibits to such reports and documents, are available, free of charge to holders of shares or options granted pursuant to the Plans, upon written or oral request directed to: the Company 7080 River Road, Suite 215 Richmond, British Columbia V6X 1X5, telephone: (866) 884-8669.

      This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, which the Company has filed with the Commission under the Securities Act of l933 and to which reference is hereby made. Each statement contained in this Prospectus is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Registration
Statement:

(1) Amended Annual Report on Form 10-KSB for the year ended December 31, 2002.
(2) Quarterly Report on Form 10-QSB for three months ended March 31, 2003.

      All reports and documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement of which this Prospectus is a part which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such reports or documents.

      The Company does not intend to update this Prospectus in the future unless and until there is a material change in the information contained herein.

                               GENERAL INFORMATION

      The Company has a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

      A summary of the Company's Plans follows.

      Non-Qualified Stock Option Plan. The Company's Non-Qualified Stock Option Plan authorizes the issuance of up to 12,500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Board of Directors.

      Stock Bonus Plan. The Company has a Stock Bonus Plan which allows for the issuance of up to 5,500,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Summary.

      The following sets forth certain information as of May 15, 2003 concerning the stock options and stock bonuses granted by the Company pursuant to the Plans. Each option represents the right to purchase one share of the Company's common stock.

                        Total                                        Remaining
                       Shares                              Shares    Options/
                     Reserved     Options      Options   Issued As     Shares
Name of Plan        Under Plans   Granted    Exercised  Stock Bonus  Under Plans

Non-Qualified Stock
  Option Plan      12,500,000  3,445,000   1,695,000          N/A    9,055,000
Stock Bonus Plan    5,500,000        N/A         N/A    2,056,250    3,443,750


      The following table summarizes the options and stock bonuses granted to the Company's officers, directors, employees and consultants pursuant to the
Plans:

 Non-Qualified Stock Options

                        Options       Exercise  Expiration    Options Exercised
Name                    Granted       Price (1) Date (2)      as of May 15, 2003
----                    -------       --------- ----------    ------------------

Ricardo Moro           500,000         $0.07    11/01/04           500,000
Gerald Wittenberg      500,000         $0.07    11/01/04           500,000
Phil Gold              130,000         $0.07    11/01/04           130,000
Shelly Singhal       1,000,000         (3)           (3)                --
Consultant             600,000         $0.17    06/12/03                --
Other employees and
  consultants          715,000         $0.07    11/01/04           565,000
                     ---------
                     3,445,000

(1) On December 5, 2002 the Company's Board of Directors approved a resolution lowering the exercise price of these options from $1.00 to $0.07. The Company's directors authorized the repricing of the options since the exercise price of the options prior to their repricing was substantially in excess of the market price of the Company's common stock on the repricing date and as a result the options no longer served as an effective incentive to the holders of the options

(2) The options may expire on earlier dates as the result of the termination of the option holder's employment or other association with the Company.

(3) On May 6, 2003 the Company entered into a consulting agreement with First Securities USA, Inc., which provides that First Securities will provide advice to the Company concerning corporate structure, mergers, acquisitions, related business combinations, marketing and policies and procedures.

      The consulting services will be provided by Shelly Singhal, an employee of First Securities, and as a result Ms. Singhal will receive any shares issuable upon the exercise of these options.

As  consideration for these consulting services, the Company granted First
    Securities:

o An option to purchase up to 1,000,000 shares of the Company's common stock, exercisable at mutually agreeable prices prior to exercise; and
o At the election of the Company, an option to purchase up to an additional 3,000,000 shares of the Company's common stock, exercisable at mutually agreeable prices prior to exercise.

Stock Bonuses

      As of May 15, 2003 the Company had issued shares of its common stock pursuant to its Stock Bonus plan to the following persons:

      Name                   Date             Shares
      ----                   ----             -------

      Dr. Ricardo Moro     3/12/03           100,000
      Dr. Gerald Wittenberg3/12/03           100,000
      Dr. Ricardo Moro     4/23/03           700,000
      Dr. Gerald Wittenberg4/23/03           700,000
      Consultants    various                 456,250
                                          ----------
                                           2,056,250


                         NON-QUALIFIED STOCK OPTION PLAN

Securities to be Offered and Persons Who May Participate in the Plan
--------------------------------------------------------------------

      The Company's employees, directors and officers, and consultants or advisors to the Company are eligible to be granted options pursuant to the Non-Qualified Stock Option Plan as may be determined by the Company's Board of Directors that administers the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Options granted pursuant to the Plan not previously exercised will terminate at such other time as may be specified when the option is granted.

      In the discretion of the Board of Directors options granted pursuant to the Plan may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Purchase of Securities Pursuant to the Plan

      The purchase price per share of common stock purchasable under an option is determined by the Company's Board of Directors. An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at the Company specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be used at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option. Tax Aspects of Options Granted Under the Plan (U.S. Taxpayers Only)

      The difference between the option price and the market value of the shares on the date the option is exercised is taxable as ordinary income to an Optionee at the time of exercise and to the extent such difference does not constitute unreasonable compensation is deductible by the Company at that time. Gain or loss on any subsequent sale of shares received through the exercise of an option will be treated as capital gain or loss.

      Since the amount of income realized by an Optionee on the exercise of an option under the Plans represents compensation for services provided to the Company, the Company may be required to withhold income taxes from the Optionee's income even though the compensation is not paid in cash. To withhold the appropriate tax on the transfer of the shares, the Company will (i) reduce the number of shares issued or distributed to reflect the necessary withholding,
(ii) withhold the appropriate tax from other compensation due to the Optionee, or (iii) condition the transfer of any shares to the Optionee on the payment to the Company of an amount equal to the taxes required to be withheld.

                                STOCK BONUS PLAN

Securities to be Offered and Persons Who May Participate in the Plan
--------------------------------------------------------------------

      Under the Stock Bonus Plan, the Company's employees, directors and officers, and consultants or advisors to the Company will be eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The aggregate number of shares which may be granted may not exceed the amount available in the Bonus Share Reserve. The grant of the Company's shares rests entirely with the Company's Board of Directors administering the Plan. It is also left to the Board of Directors to decide the type of vesting and transfer restrictions which will be placed on the shares.

Tax Aspects of Shares Granted Pursuant to the Plan (U.S. Taxpayers Only)
------------------------------------------------------------------------

      Any shares of stock transferred to any person pursuant to the Stock Bonus Plan will be subject to the provisions of Section 83 of the Internal Revenue Code. Consequently, if (and so long as) the shares received remain substantially nonvested, the recipient of the shares will not have to include the value of these shares in gross income. The shares will remain substantially nonvested so long as they are subject to a substantial risk of forfeiture and are nontransferable. A substantial risk of forfeiture exists if a person's rights in the shares are conditioned upon the future performance of substantial services. Nontransferability will exist if a person is restricted from selling, assigning or pledging these shares, and, if transfer is permitted, a transferee is required to take the shares subject to the substantial risk of forfeiture. However, in the year such shares become either transferable or not subject to a substantial risk of forfeiture, the recipient of the shares will be required to include in gross income for that taxable year the excess of the share's fair market value at the time they became vested over the amount (if any) paid for such shares. This amount will be taxable as ordinary compensation income.
      There is available an election through which a person can choose to recognize as ordinary income in the year of transfer the excess of the share's fair market value at the time of transfer over the amount (if any) the person paid for such shares. By making this election any future appreciation (depreciation) in value will be treated as appreciation (depreciation) attributable to a capital asset rather than as compensation income. An election to be valid must be made within thirty (30) days of the date on which the shares are issued by the Company

      The Company does not recognize income when granting or transferring shares to the recipient of the shares pursuant to the Plans. Furthermore, Section 83 permits the Company to take an ordinary business deduction equal to the amount includable by the recipient of the shares in the year the recipient recognizes the value of the shares as income.

                      OTHER INFORMATION REGARDING THE PLANS

      All shares to be issued pursuant to the Plans will, prior to the time of issuance, constitute authorized but unissued shares or treasury shares.

    The terms and conditions upon which a person will be permitted to assign or hypothecate options or shares received pursuant to any of the Plans will be determined by the Company's Board of Directors that administers the Plans. In general, however, options are non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

      Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the stock option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company.

    Each Option shall be exercisable from time to time during a period (or periods) determined by the Company's Board of Directors and ending upon the expiration or termination of the Option; provided, however, the Board of Directors may, limit the number of shares purchaseable in any period or periods of time during which the Option is exercisable.

    (i) If an Optionee's employment or affiliation with the Company is terminated for cause, then all options which have not been exercised will expire. Termination for cause means termination due to (i) any act of fraud, neglect, misrepresentation, insubordination, embezzlement or dishonesty with respect to the Company; (ii) conviction of a crime involving moral turpitude; or
(iii) conviction of a felony under the laws of Canada, the United States or any province or state.

      (ii) If an Optionee's employment or affiliation with the Company is terminated by the Company for reasons other than cause, then the options will expire on the date specified when the options were granted.

      (iii) If an Optionee resigns as an employee, director or consultant of the Company any or all of options which were exercisable on the date of resignation will expire on the first to occur of the following: (i) the date specified when the options were granted or (ii) one hundred and twenty (120) days following the date of resignation. Options which were not exercisable on the date of resignation will expire on the date of resignation.

      (iv) If an Optionee's employment or affiliation with the Company is terminated by reason of his or her Disability, any or all of options which were exercisable on the date of termination will expire on the first to occur of the following: (i) the date specified when the options were granted or (ii) twelve
(12) months following the date of termination. The term "Disability" shall be as defined in Section 22(e)(3) of the Internal Revenue Code. Options which were not exercisable on the date of termination will expire on the date of termination.

      (v) If an Optionee dies, any or all options which were exercisable on the date of the Optionee's death will expire on the first to occur of the following:
(i) the date specified when the options were granted or (ii) six (6) months following the date of death. Options which were not exercisable on the date of the Optionee's death will expire on the date of the Optionee's death. The Optionee's personal representative, or successor by will or the laws of descent and distribution, may exercise any or all options which were exercisable on the date of the Optionee's death.

      (vi) The Board of Directors may, in its discretion, grant Options that by their terms become fully exercisable upon a Change of Control, notwithstanding any other conditions on the exercise of the options.

      For purposes of the Plan the term "Change of Control" means:

     (A) The acquisition by one or more persons which in the aggregate holds, or hold, beneficial ownership of 35% or more of the Company's outstanding Common Stock or 35% or more of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors; provided, however that the following are excluded for purposes of this definition: (A) any Common Stock held by the Company (or any subsidiary), or an employee benefit plan of the Company or (B) any acquisition of Common Stock held by management employees of the Company. For purposes of the foregoing, beneficial ownership will be determined in accordance with Rule 13d-3 of the Securities and Exchange Commission.

     (B) Individuals who constitute the Incumbent Board cease to constitute at least a majority of the Board, provided that any director whose nomination was approved by a majority of the Incumbent Board shall be considered a member of the Incumbent Board unless such individual's initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A of the Securities and Exchange Commission). The term "Incumbent Board" means the Board of Directors as it is constituted on the date the option is granted to the Optionee.

     (C) Approval by the shareholders of the Company of a reorganization, merger or consolidation in which the owners of the Company's Common Stock or the outstanding voting securities entitled to vote generally in the election of directors do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the Common Stock or 50% of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation.

     (D) A complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

      Employment by the Company does not include a right to receive bonus shares or options pursuant to the Plans. Only the Board of Directors has the authority to determine which persons shall be issued bonus shares or granted options and, subject to the limitations described elsewhere in this Prospectus and in the Plans, the number of shares of Common Stock issuable as bonus shares or upon the exercise of any options.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

      The description of the federal income tax consequences as set forth in this Prospectus is intended merely as an aid for such persons eligible to participate in the Plans, and the Company assumes no responsibility in connection with the income tax liability of any person receiving shares or options pursuant to the Plans. Persons receiving shares or options pursuant to the Plans are urged to obtain competent professional advice regarding the applicability of federal, state and local tax laws.

      As of the date of this Prospectus, and except with respect to shares or options which have not yet vested, no terms of any Plan or any contract in connection therewith creates in any person a lien on any of the securities issuable by the Company pursuant to the Plans.

                           ADMINISTRATION OF THE PLANS

      The Plans are administered by a Company's Board of Directors. The Company's Directors serve for a one-year tenure and until their successors are elected. The Company's Directors are elected each year at the annual shareholder's meeting. A Director may be removed at any time by the vote of a majority of the Company's shareholders represented in person or by proxy at any special meeting called for the purpose of removing one or more directors. Any vacancies which may occur on the Board of Directors will be filled by the majority vote of the remaining directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select eligible employees of the Company to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.
                         RESALE OF SHARES BY AFFILIATES

      Shares of common stock acquired pursuant to the Plans may be resold freely, except that any person deemed to be an "affiliate" of the Company, within the meaning of the Securities Act of l933 (the "Act") and the rules and regulations promulgated thereunder, may not sell shares acquired by virtue of the Plans unless such shares are sold by means of a special Prospectus, are otherwise registered by the Company under the Securities Act for resale by such person or an exemption from registration under the Act is available. Rule l44, promulgated under the Act, which contains limitations on the manner of sale and the amount of shares that may be sold, provides an exemption from registration under the Act. An employee who is not an officer or director of the Company generally would not be deemed an "affiliate" of the Company.

      In addition, the acquisition of shares or options by officers and directors may be considered a "purchase" and the sale thereof will generally be considered a "sale" for purposes of Section l6(b) of the Securities Exchange Act of l934.

                   AMENDMENT, SUSPENSION OR TERMINATION OF PLANS

      The Board of Directors of the Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension shall not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

                           DESCRIPTION OF COMMON STOCK

      The common stock issued as a stock bonus and the common stock issuable upon the exercise of any options granted pursuant to the Plans entitles holders to receive such dividends, if any, as the Board of Directors declares from time to time; to cast one vote per share on all matters to be voted upon by stockholders; and to share ratably in all assets remaining after the payment of liabilities in the event of liquidation, dissolution or winding up of the Company. The shares carry no preemptive rights. All shares offered under the Plans will, upon issuance by the Company (and against receipt of the purchase price in the case of options), be fully paid and non-assessable.

                                     EXPERTS

      Effective May 2, 2001 the Company retained Merdinger, Fruchter, Rosen & Corso, P.C. ("Merdinger, Fruchter") to act as the Company's independent certified public accountants. In this regard, Merdinger, Fruchter replaced Scott
W. Hatfield as the Company's independent certified public accountant. The Company replaced Mr. Hatfield with Merdinger, Fruchter as a result of the change in the Company's management and the relocation of the Company's offices from Texas to California. Mr. Hatfield audited the Company's financial statements for the fiscal years ended December 31, 1999 and 2000. The report of Mr. Hatfield for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, the report of Mr. Hatfield for these fiscal years was qualified with respect to uncertainty as to the Company's ability to continue as a going concern. During the Company's two most recent fiscal years and subsequent interim period ending May 2, 2001, there were no disagreements with Mr. Hatfield on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Mr. Hatfield would have caused him to make reference to such disagreements in his report.

      The Company has authorized Mr. Hatfield to discuss any matter relating to the Company and its operations with Merdinger, Fruchter.

      The change in the Company's auditors was recommended and approved by the board of directors of the Company. The Company does not have an audit committee.

      During the two most recent fiscal years and subsequent interim period ending May 2, 2001, the Company did not consult Merdinger, Fruchter regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

      Effective August 6, 2002, Merdinger, Fruchter, Rosen & Company, P.C., the firm which audited the Company's financial statements for the fiscal year ended December 31, 2001, was dismissed and replaced by Stonefield Josephson, Inc. ("Stonefield Josephson") to act as the Company's independent certified public accountants. The reports of Merdinger, Fruchter, Rosen & Company, P.C. for the fiscal year did not contain an adverse opinion, or disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles. However, the report of Merdinger, Fruchter, Rosen & Company, P.C. for the fiscal year was qualified with respect to uncertainty as to the Company's ability to continue as a going concern. During the Company's most recent fiscal year and subsequent interim period ended August 6, 2002 there were no disagreements with Merdinger, Fruchter, Rosen & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Merdinger, Fruchter, Rosen & Company, P.C. would have caused it to make reference to such disagreements in its reports.

      The change in the Company's auditors was recommended and approved by the board of directors of the Company.

      During the two most recent fiscal years and subsequent interim period ending August 6, 2002, the Company did not consult with Stonefield Josephson regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.
Whisper  Form S-8 5-03